Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated December 29, 2017, relating to the balance sheet of DFB Healthcare Acquisitions Corp. as of December 18, 2017, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from November 22, 2017 (inception) through December 18, 2017, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
December 29, 2017